EXECUTION COPY

CLASS A-3 NOTE PURCHASE AGREEMENT

dated as of April 18, 2006

by and among

MCG COMMERCIAL LOAN TRUST 2006-1,

as Issuer,

NORTH SEA FUNDING EUROPE ASSET PURCHASING COMPANY NO. 1 B.V.,

as Holder

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Class A-3 Note Agent

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TABLE OF CONTENTS

(continued)

		Page
Section 6.7	SUBMISSION TO JURISDICTION	13
Section 6.8	Counterparts	13
Section 6.9	WAIVER OF JURY TRIAL	13
Section 6.10	Non-Petition	14
Section 6.11	Limited Recourse	14
Section 6.12	Term, Termination, Resignation	14
Section 6.13	Assignments	14
Section 6.14	Enforcement Subject to the Indenture	14
Section 6.15	Indulgences Not Waivers	15
Section 6.16	Gender, Etc.	15

Schedule 3.1	Commitments
Schedule 4.1	Holder Representations
Exhibit A	Form of Draw Request
Exhibit B	Form of Confirmation Notice
Exhibit C	Form of Assignment and Acceptance

ii

CLASS A-3 NOTE PURCHASE AGREEMENT

This CLASS A-3 NOTE PURCHASE AGREEMENT (as amended from time to time, this “Agreement”), dated as of April 18, 2006, is entered into by and among MCG COMMERCIAL LOAN TRUST 2006-1, a statutory trust organized under the laws of the State of Delaware, as the Issuer (together with its successors and assigns in such capacity, the “Issuer”), NORTH SEA FUNDING EUROPE ASSET PURCHASING COMPANY NO. 1 B.V., as a holder of Class A-3 Notes (together with its successors and assigns in such capacity, the “Holder”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as agent for the Issuer (together, with its successors and assigns in such capacity, the “Class A-3 Note Agent”).

W I T N E S S E T H:

WHEREAS, the Issuer is issuing certain Notes, including the Class A-3 Notes, on the date hereof;

WHEREAS, the Class A-3 Notes are being issued pursuant to an Indenture to be dated as of the date hereof (as amended, modified or supplemented, the “Indenture”), between the Issuer and Wells Fargo Bank, National Association, as Trustee;

WHEREAS, the Issuer wishes to appoint the Class A-3 Note Agent to act as its agent for the purposes described herein and the Class A-3 Note Agent wishes to accept such appointment in accordance with the terms hereof;

WHEREAS, the Holder agrees to purchase the Holder’s Class A-3 Notes and fund such Holder’s Class A-3 Notes in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the agreements herein set forth, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed thereto in the Indenture. As used in this Agreement:

“Agreement” has the meaning specified in the preamble hereto.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Holder and an assignee of such Holder and delivered to the Class A-3 Note Agent on behalf of the Issuer, substantially in the form of Exhibit C or any other form reasonably approved by the Collateral Manager.

“Class A-3 Commitment Termination Date” means the earliest of (i) April 15, 2007, (ii) the date on which the fourth Draw Date occurs and (iii) the date on which the Class A-3

Commitments are terminated automatically following an Event of Default of the type specified in Section 5.01(e), (g) or (h) of the Indenture.

“Class A-3 Note Agent” has the meaning specified in the preamble hereto.

“Class A-3 Transferee” has the meaning specified in Section 4.2(b).

“Commitment” means the maximum aggregate principal amount of Draws (whether at the time funded or unfunded) that a Holder of Class A-3 Notes is obligated to make to the Issuer from time to time during the Initial Investment Period under its Class A-3 Note Purchase Agreement.

“Defaulting Holder” has the meaning specified in Section 3.5.

“Draw Period” means the period beginning on the Closing Date and ending on the Class A-3 Commitment Termination Date.

“Draw Request” has the meaning specified in Section 3.2(d).

“Indenture” has the meaning specified in the preamble hereto.

“Holder” has the meaning specified in the preamble hereto.

“Holder’s Class A-3 Notes” has the meaning specified in Section 2.1.

“Issuer” has the meaning specified in the preamble hereto.

“Offering Circular” has the meaning specified in Section 4.1(a).

Section 1.2 Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless otherwise specified, each reference to Holders of the Class A-3 Notes shall include the Holder.

ARTICLE II

PURCHASE, SALE AND DELIVERY

Section 2.1 Purchase, Sale and Delivery of the Holder’s Class A-3 Notes. On the basis of, and subject to, the representations, warranties and agreements contained herein, the Holder agrees to acquire from the Issuer U.S.$60,000,000 in original principal amount of Class A-3 Notes (the “Holder’s Class A-3 Notes”). The outstanding principal amount of the Holder’s Class A-3 Notes shall, at any time, evidence only the amount of each funding made under the Holder’s Class A-3 Notes not previously repaid. Upon delivery by the Issuer to the Class A-3 Note Agent or its designee of the Class A-3 Notes duly executed by the Issuer and authenticated by the Authenticating Agent, the Holder shall be deemed to have acquired the Holder’s Class A-3 Notes.

ARTICLE III

THE COMMITMENTS

Section 3.1 The Class A-3 Commitment. Subject to the terms and conditions set forth herein and in the Indenture, the Issuer (or the Collateral Manager on behalf of the Issuer) may, on any Business Day during the Draw Period, request that the Holder advance funds in respect of Draws on the Class A-3 Notes, and the Holder agrees to fund such Draws on each Draw Date, in an aggregate principal amount at any time not to exceed the amount of the Holder’s Commitment.

Section 3.2 Draws.

(a) Each Draw shall be funded by the Holder ratably in accordance with the unfunded amount of each Class A-3 Noteholder’s Commitment. The failure of any Holder to fund any Draw required from it shall not relieve any other Holder of its obligations hereunder; provided that the Commitments constitute several and separate, not joint, obligations and no Holder shall be responsible for any other Holder’s failure to fund Draws as so required.

(b) Each Draw shall be funded by the Holder on the applicable Draw Date or pursuant to Section 3.5, unless otherwise agreed to by the Issuer, the Collateral Manager and all of the Holders of the Class A-3 Notes.

(c) There shall be four Draw Dates, which are expected to be July 31, 2006, October 31, 2006, January 31, 2007 and April 15, 2007; provided that the Issuer (at the direction of the Collateral Manager) may set any Draw Date at an earlier or later date. It is expected that the Class A-3 Notes will be funded in installments of U.S.$15,000,000 on the first Draw Date, U.S.$20,000,000 on the second Draw Date, U.S.$25,000,000 on the third Draw Date and U.S.$25,000,000 on the fourth Draw Date.

(d) For any Draw to be effected on the Draw Dates specified in Section 3.2(c), the Issuer (at the direction of the Collateral Manager) shall notify the Class A-3 Note Agent of the request for such Draw in writing, with a copy to each Holder and the Trustee, (each, a “Draw Request”) not later than 10:00 AM (New York City time), at least five Business Days before the

Draw Date. The Issuer (at the direction of the Collateral Manager) may request that any Draw occur on an earlier date than those specified in Section 3.2(c) by notifying the Class A-3 Note Agent and the Trustee of such request in writing, with a copy to each Holder, not later than 10:00 AM (New York City time), at least five Business Days before the date of the proposed substitute Draw Date, which shall be a Business Day during the Draw Period. Each such Draw Request shall be irrevocable and shall be in the form attached hereto as Exhibit A. Promptly upon receipt of such Draw Request, on the date of receipt of the Draw Request, the Class A-3 Note Agent shall forward (by fax or e-mail) to the Holder (with a copy to the Trustee) a copy of such Draw Request and the amount of the Holder’s share of the total Draw to be made on the applicable Draw Date. Any Draw Request received after 10:00 AM (New York City time) on any Business Day or at any time on a day that is not a Business Day shall be deemed to be a Draw Request received at 9:00 AM (New York City time) on the next Business Day and to be funded by the Holder on the fifth Business Day following the date such Draw Request is deemed received.

(e) The following conditions precedent must be satisfied with respect to any Draw:

(i) at the time of and immediately after giving effect to such Draw, no Event of Default or event the occurrence of which with notice or the lapse of time or both would become an Event of Default has occurred and is continuing or would result from such Draw;

(ii) each Holder shall have received timely written notice of such Draw and the amount thereof as provided in Section 3.2(d); and

(iii) the Aggregate Drawn Amount of the Class A-3 Notes will not exceed the aggregate Commitments in effect as of the applicable Draw Date.

(f) All Draws funded by the Holder shall be evidenced by the Class A-3 Note(s), which shall be governed by and subject to the Indenture. Draws may not be repaid except in connection with the repayment of principal on the Class A-3 Note(s) pursuant to the Priority of Payments. As set forth in the Indenture, the Note Registrar shall maintain in the Class A-3 Note Register records of the Commitment applicable to each Class A-3 Note, the aggregate principal amount of Draws from time to time outstanding in respect of each Class A-3 Note and a record of each transfer of the Class A-3 Notes pursuant to Section 4.2. The Class A-3 Note Agent will, promptly following the request from the Trustee, provide such information to the Trustee regarding the date and amount of each Borrowing and any other information pertinent to the performance by the Trustee of its duties under the Indenture as the Trustee may reasonably request.

(g) The Holder at its option may fund any Draw by causing any domestic or foreign branch or Affiliate of such Holder to fund such Draw; provided that any exercise of such option shall not affect the obligation of such Holder to fund such Draw or the obligation of the Issuer to repay such Draw in accordance with the terms of this Agreement; and provided further that if such option is exercised, the Issuer shall not be obligated to pay or withhold any amounts in respect of taxes in any jurisdiction which may arise as a result of such branch or Affiliate funding such Draw.

Section 3.3 Funding of Draws.

(a) The Holder shall fund its portion of each requested Draw in U.S. Dollars on the related Draw Date by wire transfer of immediately available funds by 12:00 p.m. (New York City time), to the account of the Trustee most recently designated by it for such purpose by notice to the Holder. The Holder as shown in the Class A-3 Note Register shall be solely responsible for the funding of its portion of any Draw unless, prior to a Draw Request, the Holder has delivered to the Trustee and the Class A-3 Note Agent an Assignment and Acceptance.

(b) Concurrently with the funding of any Draw, the Issuer shall deliver to the Class A-3 Note Agent a confirmation notice substantially in the form of Exhibit B hereto, specifying the amount of the Draw funded by the Holder. Upon receipt of such confirmation, the Class A-3 Note Agent shall promptly provide such information to the Note Registrar for entry into the Class A-3 Note Register.

Section 3.4 Termination of Commitments. The Commitment of each Holder shall terminate entirely on the Class A-3 Commitment Termination Date.

Section 3.5 Replacement of Defaulting Holder.

In the event that the Holder fails to fund a Draw as required by this Agreement (such Holder a “Defaulting Holder”), the Issuer (or the Collateral Manager on behalf of the Issuer) shall use reasonable efforts to replace such Holder by requiring the Defaulting Holder to, within ten (10) Business Days thereafter, transfer all of its rights and obligations in respect of the Defaulting Holder’s Class A-3 Notes (at a price equal to the then-current market value therefor, as determined by the Collateral Manager acting reasonably) to another entity that satisfies the Rating Criteria in accordance with the provisions specified in Section 4.2(b). The Defaulting Holder will bear all administrative and similar costs of effecting such a transfer. Upon, and as a condition of, the effectiveness of such transfer, the replacement Holder shall fulfill the Defaulting Holder’s failed funding obligation. For so long as the Defaulting Holder has not transferred all of its rights and obligations in respect of the Defaulting Holder’s Class A-3 Notes as may be required by this Section 3.5, any payments of principal of, interest on or Class A-3 Commitment Fee in respect of the Defaulting Holder’s Class A-3 Notes that would otherwise be payable to the Defaulting Holder shall be remitted to a Holder Subaccount within the Class A-3 Holder Collateral Account. Any amounts on deposit in the Defaulting Holder’s Holder Subaccount will be held by the Trustee for the benefit of the Issuer and may be used by the Trustee to satisfy (in whole, or if insufficient funds are available in such Holder Subaccount, in part) the Defaulting Holder’s obligation to fund any Draw. Each Holder Subaccount shall be governed by the terms of the Indenture, and any amounts on deposit in any Holder Subaccount will be invested in Eligible Investments. Investment earnings received during each Collection Period in respect of such investment in the Defaulting Holder’s Holder Subaccount will be paid directly to the Defaulting Holder on the Payment Date following the last day of the Draw Period, as instructed by the Collateral Manager.

Section 3.6 Class A-3 Commitment Fee. The Issuer hereby acknowledges its obligation to pay to the Holder its pro rata portion of the Class A-3 Commitment Fee pursuant to the Priority of Payments set forth in the Indenture.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES; RATING CRITERIA

Section 4.1 Holder’s Representations. The Holder hereby represents, warrants and covenants that:

(a) Transaction Documents and Information. The Holder has received copies of the Indenture and all other documents and relevant information as it shall have deemed necessary or desirable in order to make its investment decision. The Holder has received, and has had an adequate opportunity to review the contents of, the Offering Circular dated April 14, 2006 regarding the Notes, including the Holder’s Class A-3 Notes (the “Offering Circular”). The Holder has had access to such financial and other information concerning the Issuer and the Holder’s Class A-3 Notes as it has deemed necessary to make its own independent decision to purchase the Holder’s Class A-3 Notes, and has had the opportunity to ask questions and receive answers concerning the Issuer and the terms and conditions of the offering of the Holder’s Class A-3 Notes.

(b) Holder Sophistication; Non-Reliance; Suitability; Access to Information. The Holder (i) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks (including for tax, legal, regulatory, accounting and other financial purposes) of its prospective investment in the Holder’s Class A-3 Notes, (ii) is financially able to bear such risk and (iii) in making such investment is not relying on the advice or recommendations of the Initial Purchasers, the Placement Agent, the Issuer, the Collateral Manager or any of their respective Affiliates (or any representative of any of the foregoing).

(c) Securities Law and Investment Company Act Limitations on Resale. Each of the representations and warranties contained in Schedule 4.1 is true, correct and complete.

(d) Limited Liquidity. The Holder understands that there may be no market for resale of the Holder’s Class A-3 Notes and that no assurance can be given as to the liquidity of any trading market for the Holder’s Class A-3 Notes. It further understands that, although the Initial Purchasers may from time to time make a market in the Holder’s Class A-3 Notes, the Initial Purchasers are under no obligation to do so and, following the commencement of any market-making, may discontinue the same at any time.

(e) ERISA. The Holder is not, and throughout the holding of the Holder’s Class A-3 Notes will not become, an ERISA Plan or a governmental, foreign or church plan subject to any federal, foreign, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code unless its purchase and holding of such Holder’s Class A-3 Notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or in the case of a governmental, foreign or church plan, any federal, state, foreign or local law that is substantially similar to Section 406 of ERISA or Section 4975 of the Code) because such purchase and holding of such Holder’s Class A-3 Notes either (i) is not, and will not become, subject to such laws, or (ii) is covered by an exemption from all applicable prohibited transactions, all of the conditions of which are and will be satisfied upon the acquisition of, and throughout the period that the purchaser holds, such Holder’s Class A-3 Notes.

(f) Certain Transfers Void. The Holder agrees that (i) any sale, pledge or other transfer of the Holder’s Class A-3 Notes (or any portion thereof) made in violation of the transfer restrictions contained in the Indenture or this Agreement, or made based upon any false or inaccurate representation made with respect to such transfer restrictions by the Holder or a transferee to the Issuer, the Trustee, the Initial Purchasers or the Collateral Manager, will be void and of no force or effect and (ii) none of the Issuer, the Trustee, the Initial Purchasers, the Placement Agent, the Collateral Manager or the Note Registrar has any obligation to recognize any sale, pledge or other transfer of the Holder’s Class A-3 Notes (or any interest therein) made in violation of any such transfer restriction or made based upon any such false or inaccurate representation.

(g) Reliance on Representations, etc. The Holder acknowledges that the Issuer, the Trustee, the Initial Purchasers, the Placement Agent, the Class A-3 Note Agent and the Collateral Manager will rely upon the truth and accuracy of the foregoing acknowledgements, representations, and agreements and agrees that if any of the acknowledgements, representations or warranties made or deemed to have been made by it in connection with its purchase of the Holder’s Class A-3 Notes is no longer accurate in any material respect, the Holder will promptly notify the Issuer, the Trustee, the Initial Purchasers, the Class A-3 Note Agent and the Collateral Manager.

(h) Minimum Denominations. The Holder agrees that the Holder’s Class A-3 Notes (or any portion thereof) may not be sold, pledged or otherwise transferred in a denomination of less than the applicable minimum denomination set forth in the Indenture.

Section 4.2 Ratings Requirement, Transfer of Class A-3 Notes.

(a) The Holder hereby represents and warrants that as of the date of this Agreement it satisfies the Rating Criteria. The Holder agrees that if it fails at any time prior to the Class A-3 Commitment Termination Date to comply with or satisfy the Rating Criteria, such Holder shall promptly notify the Issuer, the Rating Agencies, the Class A-3 Note Agent and Trustee thereof and shall, within 25 days of such failure to satisfy the Rating Criteria, either transfer all of its rights and obligations in respect of the Class A-3 Notes to another entity that satisfies the Rating Criteria or, subject to Rating Confirmation, have its funding obligation guaranteed by another entity meeting the Rating Criteria, in each case in accordance with the provisions specified in this Agreement. If such Holder does not effect such transfer or obtain such guaranty within such 25 day period, then such Holder shall within 5 days thereafter (unless, before the expiry of such five days, it shall have effected such transfer or obtained such guaranty) deposit with the Trustee cash in an aggregate amount equal to the full amount of such Holder’s unfunded Class A-3 Commitment (such deposit, a “Downgrade Advance”). The Downgrade Advance shall be a drawn amount and shall accrue interest and other applicable fees as any other Draw hereunder and under the Indenture.

(b) The Holder hereby acknowledges that each purchaser, assignee, pledgee or other transferee of the Holder’s Class A-3 Notes acquiring an interest in the Holder’s Class A-3 Notes (including the related commitment to purchase) before the Class A-3 Commitment Termination Date (each, a “Class A-3 Transferee”) shall satisfy the Rating Criteria on the date of such sale, assignment, pledge or transfer, that such Class A-3 Transferee will be required to assume this Agreement by execution of an Assignment and Acceptance or otherwise execute a Class A-3 Note Purchase Agreement substantially in the form of this Agreement acceptable to the Issuer, the Initial Purchasers and the Collateral Manager. The Holder hereby agrees that prior to any such sale, assignment, pledge or transfer, the Issuer (or the Collateral Manager on behalf of the Issuer) shall cause this Agreement to be assigned to the Class A-3 Transferee in accordance with this Section 4.2 or otherwise cause such Class A-3 Transferee to execute a Class A-3 Note Purchase Agreement substantially in the form of this Agreement acceptable to the Issuer, the Initial Purchasers and the Collateral Manager. The Holder further agrees that (i) any sale, assignment, pledge or other transfer of the Holder’s Class A-3 Notes (or any portion thereof or commitment related thereto) made in violation of this Section 4.2(c) shall be void and of no force or effect and (ii) none of the Issuer, the Trustee, the Initial Purchasers, the Placement Agent, the Collateral Manager, the Class A-3 Note Agent or the Note Registrar has any obligation to recognize any sale, pledge or other transfer of the Holder’s Class A-3 Notes (or any interest therein or commitment related thereto) made in violation of this Section 4.2(c). Any transferee acquiring a Class A-3 Note after the Class A-3 Commitment Termination Date shall not be required to satisfy the Rating Criteria.

(c) Following the Class A-3 Commitment Termination Date, any Certificated Class A-3 Notes held by a Holder or transferred to a Class A-3 Transferee may be exchanged in either case, by a Holder that is (i) a Qualified Institutional Buyer and a Qualified Purchaser for a beneficial interest in a Rule 144A Global Note or (ii) not a U.S. person for a beneficial interest in a Regulation S Global Note in accordance with Section 2.05 of the Indenture. At any time, any of the Class A-3 Notes represented by Global Notes may be exchanged by their Holder for a Certificated Class A-3 Note.

Section 4.3 Issuer’s Representations. The Issuer hereby represents and warrants to the Holders that, as of the Closing Date and each Draw Date:

(a) Organization. The Issuer is a Delaware statutory trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. Code §3801 et seq., as it may be amended from time to time, duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Due Authorization. The Issuer has duly authorized by all necessary action the execution, delivery hereof and the performance of its obligations hereunder, the Class A-3 Notes, the Indenture and each other Transaction Document to which it is a party, and neither the execution and delivery hereof nor the performance of its obligations hereunder or thereunder does or will (i) require any approval of its equity holders or any approval or consent of any trustee or holders of any of its debt or obligations, except such as have been duly obtained, (ii) violate any law, statute, order, rule, regulation or other governmental rule of any court, federal or state legislature or regulatory body, administrative agency or other governmental instrumentality applicable to or binding on it or any of its properties (assuming the accuracy of the Holder’s representations and warranties contained herein and compliance with the covenants herein) that individually or in the aggregate would have a material adverse effect on the Issuer, or would materially and adversely affect the ability of the Issuer to perform its obligations under this Agreement, the Indenture or the Class A-3 Notes; or (iii) contravene or result in any breach of or constitute any default under, or result in the creation of any lien, charge or encumbrance upon any of its property under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, loan or credit agreement, charter, by-law, partnership agreement, operating agreement or other agreement or document to which it is a party or by which it or any of its properties are bound that individually or in the aggregate would have a material adverse effect on the Issuer, or would materially and adversely affect the ability of the Issuer to perform its obligations under this Agreement, the Indenture or the Class A-3 Notes.

(c) Enforceability. The Issuer has duly executed and delivered this Agreement, and this Agreement and each other Transaction Document to which it is a party is its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights in general, and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(d) No Proceedings. There are no pending actions, suits or proceedings against or affecting the Issuer or properties of the Issuer that, if determined adversely to the Issuer, would individually or in the aggregate have a material adverse effect on the Issuer, or would materially and adversely affect the ability of the Issuer to perform its obligations under this Agreement, the Indenture or the Class A-3 Notes; and no such actions, suits or proceedings are, to the Issuer’s knowledge, threatened or contemplated.

(e) Consents. No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court (other than any governmental or other consents that have already been obtained by the Issuer and that are in full force and effect) is required for the consummation of the transactions contemplated by this Agreement.

(f) Investment Company Act. Assuming the accuracy of the Holder’s representations and warranties in this Agreement and compliance with its agreements herein and with the legends and transfer restrictions contained in the Offering Circular (and the accuracy of the representations and warranties of other purchasers of the Notes and their compliance with their purchase agreements and the applicable legends and transfer restrictions contained in the Offering Circular), the Issuer is not, and upon the issuance and sale of the Notes as contemplated by the Offering Circular and the application of the net proceeds therefrom as described in the Offering Circular will not be, required to register as an “investment company” as such term is defined in the Investment Company Act.

(g) Taxes. The Issuer has timely filed or caused to be filed all tax returns and reports required to have been filed and has timely paid or caused to be paid all taxes required to have been paid by it where the failure to do so could reasonably be expected to result, singularly or in the aggregate, in a material adverse effect.

(h) No Event of Default. No Event of Default has occurred and is continuing.

ARTICLE V

CLASS A-3 NOTE AGENT

Section 5.1 Appointment of Class A-3 Note Agent. The Issuer hereby appoints Wells Fargo Bank, National Association as the Class A-3 Note Agent for the purposes of performing the duties of the Class A-3 Note Agent set forth in Section 5.2. The Class A-3 Note Agent shall act as agent for the Issuer until its resignation or removal pursuant to Section 6.12. The Class A-3 Note Agent’s duties and authority to act as Class A-3 Note Agent hereunder are limited to the duties and authority specifically provided for in this Agreement. The Class A-3 Note Agent shall not be deemed to assume the obligations of the Issuer, the Holders of the Class A-3 Notes or the Trustee under the Indenture or of the Collateral Manager under the Collateral Management Agreement.

Section 5.2 Duties of Class A-3 Note Agent. If the Class A-3 Note Agent shall receive any notice or other written communication from the Issuer or on its behalf (including any notice related to any Draw and any notice relating to the Class A-3 Notes provided on behalf of the Issuer by the Collateral Manager), the Class A-3 Note Agent shall promptly deliver such notice or communication in accordance with Section 6.1 to the Holder by facsimile or email transmission (followed by a confirmation telephone call to the Holder) on the day of receipt; provided that if the Class A-3 Note Agent shall receive any such notice later than 3:00 p.m. (New York City time) on any Business Day, or if the Class A-3 Note Agent shall receive such notice or communication at any time on a day that is not a Business Day, the Class A-3 Note Agent shall promptly deliver such notice or communication to the Holder by such facsimile or email transmission (followed by a confirmation telephone call to the Holder) and in any event not later than 12:00 Noon (New York City time) on the next Business Day.

Section 5.3 Limitation of Responsibility of Class A-3 Note Agent. The Class A-3 Note Agent will have no responsibility under this Agreement other than to render the services called for hereunder in good faith and without willful malfeasance, gross negligence or reckless disregard of its duties hereunder. The Class A-3 Note Agent shall incur no liability to anyone in acting upon any signature, instrument, statement, notice, resolution, request, direction, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it to be genuine and reasonably believed by it to be signed by the proper party or parties. Neither the Class A-3 Note Agent nor any of its Affiliates, directors, officers, stockholders, agents or employees will be liable to the Holders of the Class A-3 Notes, the Issuer, the Trustee, the Collateral Manager or others, except by reason of acts or omission constituting bad faith, willful misfeasance, gross negligence or reckless disregard of the Class A-3 Note Agent’s duties hereunder. Anything in this Agreement notwithstanding, in no event shall the Class A-3 Note Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Class A-3 Note Agent has been advised of such loss or damage and regardless of the form of action. Subject to the Priority of Payments set forth in the Indenture, the Issuer will reimburse, indemnify and hold harmless the Class A-3 Note

Agent, and its affiliates, directors, officers, stockholders, agents and employees with respect to all expenses, losses, damages, liabilities, demands, charges and claims of any nature (including the reasonable fees and expenses of counsel and other experts) in respect of or arising from any acts or omissions performed or omitted by the Class A-3 Note Agent, its affiliates, directors, officers, stockholders, agents or employees hereunder in good faith and without willful misfeasance, gross negligence or reckless disregard of its duties hereunder. The indemnification obligation of the Issuer shall survive the termination of this Agreement.

Section 5.4 Resignation; Replacement. The Class A-3 Note Agent may resign its duties hereunder with or without cause upon not less than thirty (30) days written notice; provided that no resignation of the Class A-3 Note Agent shall be effective until a successor Class A-3 Note Agent shall have been appointed. Notwithstanding the foregoing, the Class A-3 Note Agent may resign its duties hereunder without any requirement that a successor Class A-3 Note Agent be obligated hereunder and without any liability for further performance of any duties hereunder upon at least 30 days’ prior written notice to the Issuer of termination upon the occurrence of any of the following events and the failure to cure such event within such 30 day notice period: (i) failure of the Issuer to pay any of the Class A-3 Note Agent Expenses or (ii) failure of the Issuer to provide any indemnity payment or expense reimbursement to the Class A-3 Note Agent required under this Agreement of the receipt by the Issuer of a written request for such payment or reimbursement.

Section 5.5 Own Funds. The Class A-3 Note Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such liability in accordance with the terms hereof is not reasonably assured to it.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. Unless expressly provided otherwise herein, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of overnight courier or, in the case of facsimile notice, when received in legible form, addressed as set forth below:

(a) If to the Issuer: as provided in Section 14.03 of the Indenture.

(b) If to the Class A-3 Note Agent:

Wells Fargo Bank, National Association

Sixth and Marquette Ave.

MAC N9311-161

Minneapolis, MN 55479

Attention: Corporate Trust Services—Asset-Backed Administration

Telephone: (612) 667-8058

Facsimile: (612) 667-3464

(c) If to the Holder:

North Sea Funding Europe Asset Purchasing Company No. 1 B.V.

c/o ABN Amro

250 Bishopsgate

London EC2M 4AA

England

Facsimile No. 0207 678 3447

Telephone:     +44(0) 207 678 4396/+44(0) 0207 678 0919

Attention:       Perry Radecker/Philippa Charlton

With a copy to:

JP Morgan

JP Morgan House

Attn: Maria Sandin, First Floor

International Financial Services Centre

Dublin 1

Facsimile No. ++353 1 612 5777

Telephone:     ++353 1 612 3361

Attention:       Maria Sandin

Any party may change the address or facsimile number to which communications or copies directed to such party are to be sent by giving notice to the other parties of such change of address or telecopy number in conformity with the provisions of this Section 6.1 or Section 14.03 of the Indenture, as applicable, for the giving of notice.

Section 6.2 Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 6.3 Successors and Assigns. All covenants and agreements in this Agreement by the Holder shall bind its successors and assigns, whether so expressed or not.

Section 6.4 Severability. In case any provision in this Agreement or in the Holder’s Class A-3 Notes shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 6.5 Benefits of Agreement. Nothing in this Agreement or in the Holder’s Class A-3 Notes, expressed or implied, shall give to any Person other than the parties hereto any benefit or any legal or equitable right, remedy or claim under this Agreement; provided that the Trustee shall be an intended third party beneficiary of this Agreement.

Section 6.6 GOVERNING LAW. THIS AGREEMENT AND ALL MATTERS ARISING OUT OF OR RELATING IN ANY WAY WHATSOEVER (WHETHER IN CONTRACT, TORT OR OTHERWISE) TO THE FOREGOING SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, INCLUDING NEW YORK GENERAL OBLIGATIONS LAW §§ 5-1401 AND 5-1402 BUT OTHERWISE WITHOUT REGARD TO THE PRINCIPLES THEREOF GOVERNING CONFLICTS OF LAW.

Section 6.7 SUBMISSION TO JURISDICTION. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE HOLDER’S CLASS A-3 NOTES OR THIS AGREEMENT, AND THE PARTIES HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH FEDERAL OR NEW YORK STATE COURT. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT THAT THEY MAY LEGALLY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE ISSUER AND THE HOLDER IRREVOCABLY CONSENT TO THE SERVICE OF ANY AND ALL PROCESS IN ANY ACTION OR PROCEEDING BY THE MAILING OR DELIVERY OF COPIES OF SUCH PROCESS TO IT AT THE ADDRESS SPECIFIED IN SECTION 6.1 (AS AMENDED IN ACCORDANCE WITH THE TERMS THEREOF). THE PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Section 6.8 Counterparts. This Agreement may be executed in any number of counterparts by facsimile or other written form of communication, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Section 6.9 WAIVER OF JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE PARTIES HERETO. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR SUCH PARTIES ENTERING INTO THIS AGREEMENT.

Section 6.10 Non-Petition. Neither the Holder nor the Class A-3 Note Agent will institute against, or join any other person in instituting against, the Issuer any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, or other proceedings under United States federal or state or other bankruptcy or similar laws except as permitted by the Indenture.

Section 6.11 Limited Recourse. Notwithstanding any other terms of this Agreement, the obligations of the Issuer to the Holder or the Class A-3 Note Agent under this Agreement and the Holder’s Class A-3 Notes are limited recourse obligations of the Issuer payable solely from the Collateral in accordance with the Priority of Payments pursuant to the terms of the Indenture and following any such realization of such Collateral and application of the proceeds thereof in accordance with the Priority of Payments pursuant to the Indenture, any claims of the other parties hereto as against the Issuer shall be extinguished. No recourse shall be had for the payment of any amount owing to the Holder or the Class A-3 Note Agent in respect of this Agreement or the Holder’s Class A-3 Notes against any officer, director, employee, shareholder or member of the Issuer or any successors or assigns thereof for any amounts payable under this Agreement, the Holder’s Class A-3 Notes or the Indenture. It is understood that the foregoing provisions of this Section 6.11 shall not (i) prevent recourse to the Collateral, applied in accordance with the Priority of Payments pursuant to the terms of the Indenture, for the sums due or to become due under any security, instrument or agreement which is part of the Collateral or (ii) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Holder’s Class A-3 Notes or secured by this Agreement or the Indenture, and the same shall continue until the Collateral has been realized and exhausted in accordance with the terms of the Indenture, whereupon such indebtedness or obligations shall extinguish.

Section 6.12 Term, Termination, Resignation. This Agreement shall commence as of the Closing Date and shall continue in force until the earliest of: (i) the termination of the Indenture in accordance with its terms, (ii) the first Business Day following the Draw Period and (iii) the first date as of which the Holder has transferred all of its rights and obligations under the Class A-3 Notes to a Class A-3 Transferee in accordance with the terms of this Agreement and the Indenture if such Transferee shall enter into a new Class A-3 Note Purchase Agreement in lieu of assuming the rights and duties of the Holder hereunder pursuant to Section 4.2. The terms of Sections 6.6, 6.7, 6.9, 6.10 and 6.11 and this Section 6.12 shall survive any termination of this Agreement.

Section 6.13 Assignments. Before the end of the Draw Period, the Holder may assign its rights and obligations hereunder only in accordance with the provisions of Section 4.2. The Issuer may not assign their rights or obligations hereunder; provided that the Issuer shall assign its rights and obligations hereunder to any transferee or successor to which it assigns its rights and obligations, or which succeeds to its rights and obligations, under the Indenture in accordance with the provisions thereof.

Section 6.14 Enforcement Subject to the Indenture. The Holder’s Class A-3 Notes are to be issued pursuant to the Indenture and the Holder’s rights with respect to the Holder’s Class A-3 Notes, including the Holder’s ability to enforce such rights, are subject to the Indenture in all respects.

Section 6.15 Indulgences Not Waivers. Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

Section 6.16 Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

Section 6.17 Intent. Each of the parties agree and acknowledge that this Agreement is (x) a “qualified financial contract”, as that term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”) and any rules, orders or policy statements thereunder and (y) a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

NORTH SEA FUNDING EUROPE ASSET PURCHASING COMPANY NO. 1 B.V., as Holder

By:	/s/ Peggy Radecker /s/ Philippa Charlton
Name:	Peggy Radecker Philippa Charlton
Title:	Assistant Director Assistant Director

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MCG COMMERCIAL LOAN TRUST 2006-1, as Issuer
By: Wilmington Trust Company, not in its individual capacity, but solely as Owner Trustee

By:	/s/ Jeanne M. Oller
Name:	Jeanne M. Oller
Title:	Senior Financial Officer

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WELLS FARGO BANK, NATIONAL ASSOCIATION, as Class A-3 Note Agent

By:	/s/ Joe Nardi
Name:	Joe Nardi
Title:	Vice President

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